EXHIBIT 23(a)

CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to The Rail Bearing Service Employee Savings Plan for the registration of 10,000 shares of common stock of our reports (a) dated February 5, 2004, with respect to the consolidated financial statements and schedule of The Timken Company included in its Annual Report (Form 10-K) for the year ended December 31, 2003 and (b) dated June 20, 2003, with respect to the financial statements and schedules of The Rail Bearing Service Employee Savings Plan included in the Plan’s Annual Report (Form 11-K) for the year ended December 30, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Canton, Ohio
March 2, 2004